Strategic Partners Asset Allocation Funds
For the period ended 07/31/05
File number 811-08915

SUB-ITEM 77(D)
Policies With Respect to Security Investment

STRATEGIC PARTNERS ASSET ALLOCATION FUNDS


Strategic Partners Conservative Allocation Fund
Strategic Partners Moderate Allocation Fund
Strategic Partners Growth Allocation Fund


Supplement dated May 25, 2005 to
Prospectus dated October 1, 2004


Effective as of May 25, 2005, each Fund listed above has changed certain of its investment policies.
The chart below compares the current and new investment policies for each Fund. The numbers appearing in parentheses in the table indicate the page numbers where the current investment policies appear in the prospectus. The information in this supplement supersedes any contrary information that may be contained either in the Funds' prospectus or statement of additional information
(SAI).

Fund
Current Investment Policy
New Investment Policy
Conservative Allocation Fund

Moderate Allocation Fund

"The debt obligations
held by the Fund will
 normally have a
dollar-weighted
average maturity of
between 4 and 15
years or an average
duration ranging
between two years
below and two years
above the average
duration of a broad-
based bond market index."  (5, 7)

"The debt obligations held
by the Fixed Income sleeves
of the Funds investing in high-
quality debt instruments will
normally have a dollar-
weighted average maturity
of between 4 and 15
ears or an average
duration ranging between
two years below and two
years above the average
duration of a broad-based
bond market index."

Conservative
Allocation
Fund

"The Fund ordinarily does
not invest in securities
that are in default." (5)

"The Fund may invest in
the securities of issuers

that are in default."

Moderate Allocation Fund
No stated policy on the securities of issuers that are in default. "The Fund may invest in the securities of issuers that are in default."
Conservative Allocation Fund

Moderate Allocation Fund
With respect to high-
yield debt securities
(junk bonds), the Fund
invests "up to 35%,
usually less than 10%;
up to 25% in securities
rated below B" (35)

With respect to high-yield debt
securities (junk bonds), the
Fund invests "up to 35%,
but usually approximately
the same percentage as the
target allocation set forth
in the Risk/Return Summary."

Conservative
Allocation Fund

Moderate Allocation
Fund

Growth Allocation
Fund

No current policies on
these securities.

"Each Fund may invest
in Real Estate Investment
Trusts (REITs), zero
coupon bonds, deferred
interest bonds, paid-in-
kind securities, capital
appreciation bonds,
equity/mortgage swaps,
structured securities,
bank obligations, and
interest rate caps,
collars and floors."

Conservative
Allocation Fund

Moderate Allocation Fund

Growth Allocation
Fund
"Each Fund may also
invest in convertible and
preferred securities,"
including convertible
bonds, convertible
preferred stock and
non-convertible preferred
stock."  (26)

"Each Fund may also invest
in convertible and preferred
securities, including
onvertible bonds,
convertible preferred
stock, non-convertible
preferred stock, warrants
and rights."




MFSP504C6


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